Exhibit 23.4

CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the use of our name and to the description of our opinion letter, dated December 19, 2003, under the caption “Fairness Opinion of Hovde Financial” in, and to the inclusion of such opinion letter as Appendix C to, the Registration Statement on Form S-4 of Colonial BancGroup, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Hovde Financial LLC
HOVDE FINANCIAL LLC

Washington, D. C.

February 27, 2004